AMENDMENT NO. 5
to
STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

        AMENDMENT NO. 5, dated as of March 25, 2004 (the “Amendment”), to the STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003, as amended by Amendment No. 1, dated as of February 2, 2004, Amendment No. 2, dated as of February 20, 2004, Amendment No. 3, dated as of February 20, 2004, and Amendment No. 4, dated as of March 18, 2004 (together with the Schedules thereto, the “Agreement”), by and among CIGNA Holdings, Inc., a Delaware corporation (“CIGNA Holdings”), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings (“Connecticut General”), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General (“CGLIC”) and CIGNA Corporation, a Delaware corporation (“CIGNA” and, together with Connecticut General, CIGNA Holdings and CGLIC, “Sellers”) and Prudential Financial, Inc., a New Jersey corporation (“Buyer”).

        WHEREAS, the parties desire to amend the Agreement to reflect certain additional or modified terms.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Agreement, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement.

2.	Section 2.7 of the Agreement is hereby amended by the addition of the following paragraph:

(c)     For the avoidance of doubt, if the Closing Date is March 31, 2004, the steps described in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6(a), and 2.7(a) shall occur at the times, and in the order, specified in Schedule 2.7(c).

3.	The Schedule attached hereto shall be inserted into the Agreement as Schedule 2.7(c).

4.

This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

5.	Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Michael W. Bell
Name: Michael W. Bell Title: Executive Vice President and Chief Financial Officer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ Jean H. Walker
Name: Jean H. Walker Title: Senior Vice President and Actuary

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
Name: James Yablecki Title: President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
Name: Joanne L. Dorak Title: President

PRUDENTIAL FINANCIAL, INC

By:	/s/ Hans Levin
Name: Hans Levin Title: Second Vice President